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                                                                      EXHIBIT 12

WENDY'S INTERNATIONAL, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in thousands)
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                                            NINE MONTHS ENDED                           FISCAL YEAR ENDED
                                          ---------------------     ------------------------------------------------------------
                                           9/29/02      9/30/01     12/30/01     12/31/00      1/2/00       1/3/99      12/28/97
                                          ---------------------     ------------------------------------------------------------
COMPUTATION OF EARNINGS:
----------------------------------------
Income before income taxes                $265,704     $233,443     $307,380     $271,437     $268,686     $207,661     $219,471
Add:
Interest expense and amortization of
  debt expense and discount                 30,356       21,529       30,175       28,859       29,140       30,009       28,909

Interest portion of rent expense            25,858       23,899       32,337       31,806       28,885       26,097       25,561
                                          ---------------------     ------------------------------------------------------------

INCOME AS ADJUSTED                         321,918      278,871      369,892      332,102      326,711      263,767      273,941
                                          ---------------------     ------------------------------------------------------------


COMPUTATION OF FIXED CHARGES:
----------------------------------------
Interest expense and amortization of
  debt expense and discount                 30,356       21,529       30,175       28,859       29,140       30,009       28,909
Interest portion of rent expense            25,858       23,899       32,337       31,806       28,885       26,097       25,561
Capitalized interest                           449          329        1,025          902          720          516          660
                                          ---------------------     ------------------------------------------------------------

FIXED CHARGES                               56,663       45,757       63,537       61,567       58,745       56,622       55,130
PREFERRED STOCK DIVIDENDS                       --           --           --           --           --           --           --

RATIO OF EARNINGS TO FIXED CHARGES/
RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS         5.68         6.09         5.82         5.39         5.56         4.66         4.97
                                          =====================     ============================================================
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